Exhibit 10.30

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of September 23, 2005 between Williams Scotsman International, Inc., a Delaware corporation and Williams Scotsman Inc., a Maryland corporation (together, the “Company”), and Joseph F. Donegan, an individual (hereinafter called “Employee”).

W I T N E S S E T H

The Company wishes to continue to employ Employee and Employee wishes to continue in the employ of the Company on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein, and intending to be legally bound hereby, the Company and Employee agree as follows:

1.     Term.  Subject to the provisions of paragraph 5 of this Agreement, this Agreement shall be effective for a period commencing on the date hereof and ending on the day immediately preceding the fifth anniversary of the date hereof (the “Initial Term”); provided, however, that such term shall be automatically extended for successive twelve (12) month periods unless, no later than sixty (60) days prior to the expiration of the Initial Term or any extension thereof, either party hereto shall provide written notice to the other party hereto of its or his desire not to extend the term hereof (the Initial Term together with any extension shall be referred to hereinafter as the “Term”).

2.     Employment.  The Company agrees to employ Employee in the position of Executive Vice President – US Field Operations under the terms, conditions, and restrictions contained in this Agreement.

3.     Duties and Responsibilities.

(a)           Employee agrees to perform such duties and responsibilities normally associated with the position of Executive Vice President – US Field Operations and as may be assigned to Employee from time to time by the Company’s President and Chief Executive Officer or his designee.

(b)           During his employment with the Company, Employee shall devote his entire working time, energy, skill and best efforts to the performance of his responsibilities hereunder in a manner which will faithfully and diligently further the business and interest of the Company.  In particular, during his employment with the Company, Employee may not be employed by or otherwise provide any services in exchange for compensation to any other entity, unless he obtains prior written authorization from the Company’s President and Chief Executive Officer.  In no case may Employee during his employment with the Company provide any services to or receive any compensation from any competitor of the Company.

4.     Compensation.

(a)           For all of the services rendered by Employee to the Company during the Term, Employee shall receive a biweekly salary in the gross amount of $265,000 (“Base Salary”), less taxes and other deductions required by law, payable in accordance with the Company’s regular payroll practices in effect from time to time. The Board, or a committee thereof, shall review Employee’s Base Salary on an annual basis, provided that the Base Salary may be increased, but not decreased.

(b)           In addition to Employee’s Base Salary, the Employee shall be eligible for an annual management incentive subject to the terms and conditions of the Company’s management incentive plan as in effect from time to time.  During the Term, Employee shall also be eligible to participate in our targeted incentive plan for field management (together with the annual management incentive, (the “Bonus”).  Employee will also be eligible for participation in the Company’s 2005 Omnibus Award Plan (“Plan”).

(c)           During the Term, Employee shall be eligible to participate in the Company’s insurance and other benefit plans, policies and programs of the Company, subject to their respective eligibility requirements and other terms, conditions, restrictions and exclusions, including, without limitation, the Company’s deferred compensation plan and automobile expense reimbursement plan; provided, however, that the Company reserves the right to restrict Employee’s eligibility for the Company’s deferred compensation plan to the extent necessary for the Company to avoid any adverse tax consequences that may arise in connection with such plan.  Nothing herein shall preclude or otherwise restrict the Company’s right to modify or terminate any insurance or other benefit plan, policy or program in which its employees participate as it deems appropriate in its sole discretion.

5.     Termination of Employment.  Either party can terminate this Agreement and Employee’s employment at any time and for any or no reason by providing the other party written notice, provided that, in the event of termination by Employee, Employee shall give the Company at least thirty (30) calendar days’ advance written notice, which notice the Company may waive, in whole or in part, in its sole discretion.

6.     Post-Termination Payment.

(a)           Except as provided in paragraphs 6(b), 6(g) and 6(h) below, and except with respect to vested stock options, 401(k) plan benefits and similar rights, Employee (or his estate) shall not be eligible for any payments from the Company subsequent to the termination of Employee’s employment if he:

(i)            Voluntarily resigns other than as described in paragraph 6(b) below;

(ii)           Dies; or

(iii)          Is discharged by the Company for “Cause” as defined below.

(b)           If this Agreement and Employee’s employment is terminated (i) by the Company without “Cause” (as defined below) or (ii) by the Employee for “Good Reason” (as defined below) within twelve (12) months following a “Change in Control” (as defined below), the Company shall pay Employee as severance (A) his then current Base Salary for a period of eighteen (18) following the date of termination of employment (the “Severance Period”), and (B) an amount equal to the Bonus earned by the Employee for the year prior to the year in which termination occurs, such amount and Base Salary to be paid ratably over the Severance Period in accordance with the Company’s normal payroll practices.  In addition, on the date bonuses are paid to other senior executives of the Company for the calendar year in which the Employee’s termination of employment occurs (the “Payment Date”), the Employee shall also receive a pro rata Bonus in respect of such calendar year equal to the Bonus, if any, in respect of such calendar year that Employee would have received had he remained employed on the Payment Date multiplied by a fraction, the numerator of which is the number of days in such calendar year preceding and including the Employee’s date of termination, and the denominator of which is 365.  All payments under this Section 6(b) shall be conditioned on the Employee’s execution at the time of his termination of employment of a general release of any and all claims which he may have arising out of or relating to employment with and/or termination of employment by the Company, which release shall be satisfactory to the Company, provided that such release shall specifically exclude Employee’s rights under this Agreement and with respect to vested stock options, 401(k) plan benefits and similar benefit plans.  Notwithstanding the foregoing, if amounts paid under this Agreement are determined to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986 as amended, (“Code”) and Employee is deemed to be a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and guidance issued thereunder relating to deferred compensation, then any payments due under this paragraph 6(b) shall commence as of the first of the month after the sixth month following the date on which Employee’s termination of employment occurs.  Subject to paragraph 10(j) hereof, the Company also reserves the right, in its sole discretion, to make the severance payments provided for in this paragraph in a lump sum.

(c)           “Cause,” shall mean any of the following:  (i) willful misconduct, theft, fraud, misappropriation, embezzlement, gross negligence, self-dealing, dishonesty, material misrepresentation, being convicted of or pleading guilty or no contest to any felony, (ii) material violation by Employee of any Company policy or provision of this Agreement; (iii) Employee’s inability to perform the essential functions of his or her job, as a result of disability, illness, or other similar reasons, for a total of twenty-six (26) weeks or more in any rolling twelve (12) month period; (iv) Employee’s willful and continued failure to perform substantially all of his duties with the Company or a failure to follow the lawful direction of the Board of Directors of the Company (“Board”), in each case after the Board delivers a written demand for substantial performance and Employee neglects to cure such a failure to the reasonable satisfaction of the Board within 15 days; (v) Employee’s failure to reasonably cooperate in an investigation involving the Company by any governmental authority; or (vi) Employee’s material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s business operations.  In all cases, the existence of “Cause” shall be determined by the Board.

(d)           “Good Reason” shall mean any of the following: (i) the assignment to Employee of any duties inconsistent with his status as an executive officer of the Company, his removal from that position, or a substantial diminution in the nature or status of his responsibilities from those in effect immediately prior to the Change in Control; (ii) a reduction by the Company in Employee’s Base Salary or annual management incentive opportunity as in effect immediately prior to the Change in Control or as the same is increased from time to time following the Change in Control; and (iii) without Employee’s consent, the relocation of Employee’s primary office to a location that is more than 50 miles from both of (A) such Employee’s primary office immediately prior to the Change in Control and (B) Employee’s residence at the time of such relocation.

(e)           “Change in Control” shall have the meaning set forth in the Plan.

(f)            The termination of this Agreement and Employee’s employment either by Employee or by the Company shall not release Employee from Employee’s obligations and restrictions under paragraphs 7 and 8 of this Agreement.

(g)           Regardless of the reason for the termination of Employee’s employment, Employee (or his estate) will receive Base Salary for any days actually worked by Employee prior to the termination of his employment and for any accrued but unused paid time off benefits, to the extent Employee may be eligible for same under the Company’s policies.

(h)           Regardless of the reason for the termination of Employee’s employment, whether by Employee or the Company, except as otherwise provided in this paragraph (h), Employee (or his estate) shall not be eligible for any Company-paid benefits subsequent to the termination of his/her employment.  Notwithstanding the foregoing, Employee and his eligible dependents may continue to participate in the Company’s group health plan for eighteen (18) months following Employee’s termination of employment under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at the sole expense of the Employee effective on the first day of the month following the month in which his employment terminates, subject to COBRA’s eligibility requirements and other terms, conditions, restrictions and exclusions; provided, however, that if this Agreement and Employee’s employment is terminated (i) by the Company without Cause or (ii) by

Employee for Good Reason within twelve (12) months following a Change in Control, the Company shall pay the cost of premium payments in respect of the Employee’s continued participation in (1) such group health plan and (2) the Company’s group Term Life insurance program (subject to the availability of continued coverage during the Severance Period at rates comparable to those paid on behalf of similarly situated active employees), for the Severance Period; provided, further, that the Company’s obligation to pay such premium costs shall cease at the time Employee and his eligible dependents become eligible for comparable health benefits or life insurance benefits from another employer.

(i)            Other than as specifically set forth in this paragraph 6, and except with respect to vested stock options, 401(k) plan benefits and similar rights, Employee shall not be eligible for any payments from the Company subsequent to the termination of this Agreement and Employee’s employment.  In particular, if Employee receives payment(s) pursuant to paragraph 6(b) above, such payments are in lieu of and not in addition to any payments to which he otherwise would be entitled under any Company severance policy or plan that may exist or be created or amended in the future.

7.     Company Property.

(a)           Any and all writings, inventions, improvements, processes, procedures and/or techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during his employment with the Company, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company.  Employee shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company.  Both during and after his employment with the Company, Employee shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or letters patent therefor and can secure such copyright or letters patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents, or enforce copyrights or patents, so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection.  Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and/or techniques, except that the Company shall reimburse Employee for any expenses which Employee may incur in vesting absolute title thereto in the Company.

(b)           Employee acknowledges that all documents, records, files, computer programs and data in his possession or custody, whether made by Employee or any other person, relating to products/services offered by or other activities of the

Company (whether or not the information contained therein is deemed confidential), are and shall remain the sole and exclusive property of the Company.

(c)           Immediately upon the termination of Employee’s employment, Employee shall deliver to the Company, retaining no copies, all Company property (for example, keys and credit cards) and all documents, records, files, computer programs and other data or other writings relating to the Company’s business, regardless of where or by whom said writings were kept or prepared.

8.     Confidentiality and Covenants Against Interference.

(a)           During the course of Employee’s employment with the Company, Employee may, from time to time, be placed in a position of trust and confidence in which he receives or contributes to the creation of confidential and/or proprietary information relative to the operations of the Company.  This confidential and/or proprietary information includes, but is not limited to:  business, manufacturing, marketing, legal and accounting methods, policies, plans, procedures, strategies and techniques; information concerning the Company’s earnings, production volumes and methods for doing business; research and development projects, plans and results; trade secrets (e.g., formulas, methods, processes and specifications) and technical information; the names and addresses of the Company’s employees, vendors, suppliers, distributors, customers, potential customers and former customers; customer lists; pricing, credit and financial information; and any other data or information relating to the business of the Company which is not generally known by and readily accessible to the public.  Employee may use and/or disclose confidential and/or proprietary information only during his employment with the Company and only as necessary to further the Company’s interests.  During his employment with the Company and at all times thereafter, regardless of the reason for the termination, whether by Employee or the Company, whether with or without cause, Employee shall not use for his personal benefit or for any purpose which does not further and/or which is inconsistent with the interests of the Company, or disclose, communicate or divulge to any person, firm, association, or Company other than the Company, any confidential and/or proprietary information which he will acquire in the course of his employment and which is not generally known by and/or readily accessible to the public.

(b)           During the Term and for a period of one (1) year following the termination of Employee’s employment with the Company, Employee shall not, for his own benefit or for the benefit of any third party, directly or indirectly, in any capacity (as an employee, independent contractor, owner or otherwise):

(i)            Induce or attempt to induce any employee of the Company to terminate his or her employment with the Company or any prospective employee not to establish a relationship with the Company; or

(ii)           Induce or attempt to induce any current customer to terminate its/his/her relationship with the Company or any potential customer not to establish a relationship with the Company.

(c)           During the Term and for a period of eighteen (18) months following the termination of Employee’s employment with the Company, Employee shall not, for his own benefit or for the benefit of any third party, directly or indirectly, in any capacity (whether as a director, officer, employee, independent contractor, owner, partner, participant, consultant or advisor or as the source of any financial assistance or otherwise) solicit or otherwise engage in any business which would compete with the Company’s business.  In light of the fact that the Company’s customers and sales are throughout the entire United States of America, the restrictions set forth in this paragraph 8(c) shall apply throughout the entire United States of America and in any foreign country in which the Company does business at the time Employee’s employment is terminated.

(d)           Employee acknowledges and agrees that, in view of the nature of the business in which the Company is engaged, the restrictions contained in paragraphs 8(a), 8(b) and 8(c) above are reasonable and necessary to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and Employee therefore acknowledges and agrees that, in the event of his violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(e)           Employee further agrees that if any or any portion of the foregoing covenants, or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or covenants shall not be affected and the remaining covenant or covenants shall then be given full force and effect without regard to the invalid or unenforceable portion(s).  If a covenant is held to be unenforceable because of the area covered, the duration thereof and/or the scope thereof, Employee agrees that the court making such determination shall have the power to reduce the area and/or the duration and/or scope thereof, and the covenant shall then be enforceable in its reduced form.

(f)            In the event Employee violates any of the restrictions contained in this paragraph 8, the Company shall have the right, in its sole discretion, to cease making any payments to Employee which otherwise may be required pursuant to paragraph 6(b) above or the provision of benefits pursuant to paragraph 6(h) above (except to the extent required by law); however, this shall not affect the validity or enforceability of the covenants in paragraphs 8(a), 8(b) and 8(c) above, which shall remain in full force and effect.

(g)           Employee acknowledges that he is not eligible for the severance payments set forth in paragraph 6(b) above under any other policy, plan, agreement or practice and that the potential to receive these severance payments, in addition to the Company’s continued employment of Employee and the Company’s entering into this Agreement and agreeing to provide Employee certain rights and benefits under this Agreement, constitutes adequate consideration for Employee’s agreeing to be bound by the covenants contained in this paragraph 8.

(h)           Employee represents and warrants that the knowledge, skill and abilities he possesses at the time of his execution of this Agreement are sufficient to permit him to earn a living during the restrictive periods while honoring his commitments set forth in this Agreement.

9.     Prior Agreements.  Employee represents to the Company that:

(a)           There are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder;

(b)           There are no restrictions, agreements or understandings whatsoever to which Employee is a party which place any limitations as to the companies or individuals with whom he may do business;

(c)           His execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party and by which he is bound; and

(d)           He is free and able to execute this Agreement and to continue in the employment of the Company.

10.   Miscellaneous.

(a)           Waiver.  The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.  No waiver shall be valid, unless signed in writing by the Company’s President and Chief Executive Officer.

(b)           Governing Law; Jurisdiction and Venue; Jury Trial Waiver.

(i)            It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Maryland, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Maryland.

(ii)           Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to this Agreement (collectively, “Proceedings” and, individually, a “Proceeding”)  shall be maintained in either the courts of the State of Maryland or the federal District Courts sitting in Baltimore, Maryland (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the

Chosen Courts.  Each party irrevocably submits to the jurisdiction of the Chosen Courts and waives any objection that he or it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon him or it and may be enforced in the courts of any other jurisdiction.

(iii)          EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER AGREEMENT, DOCUMENT OR INSTRUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR FOR ANY COUNTERCLAIM THEREIN.  THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(c)           Taxes.  Employee shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable, or benefits provided, to Employee under this Agreement other than the employer’s portion of FICA and Medicare taxes, which shall remain the responsibility of the Company.  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations with respect to any amounts payable, or benefits provided, to Employee under the Agreement and report on any applicable federal, state, local or foreign tax reporting form any income to Employee determined by the Company as resulting from such amounts payable or benefits provided hereunder.

(d)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs and successors.  The Company may, with the written consent of the Employee, assign this Agreement to any person or entity, including, but not limited to, any successor, parent, subsidiary or affiliated entity of the Company, provided that Employee’s consent shall not be required in the case of an assignment in connection with a sale of the stock or substantially all the assets of the Company or a merger or consolidation or similar transaction involving the Company, in which case this Agreement may be assigned to the successor or surviving entity of such transaction.  The Company also may assign this Agreement in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company.  Employee expressly consents to the assignment of the covenants set forth in paragraph 8(c) above to any new owner of the Company’s business or purchaser of the Company, provided that the scope of the “Company’s business” (as such phrase is used in paragraph 8(c)) shall not be deemed broadened as a result of any such assignment.  The Company agrees not to assign this Agreement to an entity with no assets.  Employee may not assign, pledge, or encumber his interest in this Agreement, or any part thereof, without the written consent of the Company.

(e)           Provisions Separable.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(f)            Entire Agreement.  This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing and signed by the Company’s President and Chief Executive Officer.

(g)           Paragraph Headings.  The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(h)           Survival.  The covenants and requirements contained in paragraphs 7 and 8 above shall survive and continue in full force and effect in accordance with their terms notwithstanding the termination of this Agreement and Employee’s employment for any reason..

(i)            Continuation of Employment.  Unless the parties otherwise agree in writing, continuation of Employee’s employment with the Company beyond the expiration of the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and Employee’s employment may thereafter be terminated “at will” by Employee or the Company.

(j)            Compliance with Section 409A.  If any payments of money, delivery of shares of Company common stock or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments, delivery of shares or other benefits shall be deferred if deferral will make such payment, delivery of shares or other benefits compliant under Section 409A of the Code, otherwise such payment, delivery of shares or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company and reasonably acceptable to the Employee, that does not cause such an accelerated or additional tax.

(k)           Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties execute and deliver this Agreement.

Date: September 23, 2005

WILLIAMS SCOTSMAN INTERNATIONAL, INC.

By:	/s/ John B. Ross
John B. Ross
Corporate Secretary, Vice President and General Counsel

WILLIAMS SCOTSMAN, INC.

By:	/s/ John B. Ross
John B. Ross
Corporate Secretary, Vice President and General Counsel

By:	/s/ Joseph F. Donegan
Joseph F. Donegan